EXHIBIT 5.1
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                   [BREWER & PRITCHARD LETTERHEAD APPEARS HERE]

                                   July 7, 2003

 First Cash Financial Services, Inc.
 690 E. Lamar Blvd., Suite 400
 Arlington, Texas 76011

 Re:  First Cash Financial Services, Inc.
      Registration Statement on Form S-8
      401(k) Profit Sharing Plan

 Gentlemen:

      We have represented First Cash Financial Services, Inc., a Delaware corporation ("Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 ("Registration Statement") registering an aggregate of 200,000 shares ("Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), for issuance pursuant to the First Cash 401(k) Profit Sharing Plan (the "Plan").

      In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      In connection with this opinion, we have assumed the legal capacity of all natural persons, accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

      Based upon and subject to the foregoing, we are of the opinion that the 200,000 Shares covered by the Registration Statement, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable securities of the Company.

      For purposes of this opinion, we have assumed that the Shares that may be issued pursuant to the Plan will be previously issued and outstanding Shares acquired by the Plan in the open market. Our opinion expressed above is limited to the corporate law of the State of Delaware, and we do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                                    /s/ BREWER & PRITCHARD, P.C.
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                                    BREWER & PRITCHARD, P.C.